Dear Shareholder,

This report represents the financial results of Potomac Bancshares, Inc. for the quarter ending March 31, 2012. The company had net income for the quarter of $320 thousand, or $0.09 per share. This compares favorably to income of $257 thousand or $0.08 per share for the period ended March 31, 2011. I’d like to highlight several bright spots during the first quarter.

First, we saw a marked increase in single-family mortgage volume for the first time in several years. This is due to several factors including the introduction of our portfolio product called the “CommonSense Mortgage,” which has been well received in the market. We also hired a full-time mortgage officer for Berkeley County, which has helped with loan volume as well. Secondly, we have been working hard on improving our net interest income and margin during the past year. In spite of record low yields on securities and loans, we were able to improve our net interest margin over a year ago by some $184 thousand, while at the same time, remaining competitive within our local deposit market. And third, non-interest income improved by 6.5% in comparison to last year, which is particularly gratifying given the impact of Dodd-Frank legislation enacted last summer.

In addition to these measures, we continue to aggressively market our remaining inventory of foreclosed properties. These non-earning assets are quite costly to our bottom line as we continue to pay the taxes, insurance and maintenance expenses associated with these properties. As we work down this inventory, our carrying costs will decline thereby improving our bottom line going forward.

Looking toward the future, there is reason for cautious optimism. The unemployment rate in our primary market has decreased considerably over the past twelve months. As noted earlier, mortgage loan demand has increased and we have seen an uptick in commercial loan demand. A recent study by West Virginia University indicates the Eastern Panhandle of West Virginia is expected to have economic growth at a rate greater than the Washington, DC Metropolitan market. All indications are that the local economy is poised for recovery. However, the recovery is expected to be gradual and not without a few economic “bumps” along the way.

Having considered all of this information, we will not pay a dividend this quarter, but remain optimistic about the consistent return to profitability and the reinstatement of the dividend. I can assure you it is management’s objective to return to regular quarterly dividend payments as soon as it is feasible. Our current decision is necessary to maintain the long-term health of your company and to maintain a well-capitalized status. If you should have any questions, please do not hesitate to contact me directly. Thanks for your support!

Sincerely,

Robert F. Baronner, Jr.
President & CEO

Potomac Bancshares, Inc.

	Three Months Ended

(Unaudited - dollars in thousands, except per share data)	March 31, 2012	March 31, 2011
Earnings Performance
Interest Income	$2,942	$3,224
Interest Expense	459	925
Net Interest Income	2,483	2,299
Provision For Loan Losses	309	423
Non-Interest Income	1,038	975
Non-Interest Expense	2,763	2,552
Income Before Income Tax Expense	449	299
Income Tax Expense	129	42
Net Income	$320	$257

Annualized Return On Average Equity	4.95%	3.79%
Annualized Return On Average Assets	0.44%	0.34%

	March 31, 2012	December 31, 2011
Balance Sheet Highlights
Total Assets	$298,295	$287,393
Investment Securities	39,201	42,331
Loans, Net	200,845	202,761
Deposits And Cash Management Accounts	269,361	256,532
Shareholders’ Equity*	25,865	25,465

	March 31, 2012	March 31, 2011
Shareholders’ Value (per share)
Earnings Per Share, Basic	$0.09	$0.08
Earnings Per Share, Diluted	0.09	0.08
Cash Dividends Declared (per share)	- - -	0.01
Book Value At Period End (per share)	7.63	8.00

	March 31, 2012	December 31, 2011
Safety And Soundness
Tier 1 Capital Ratio (Leverage Ratio)	8.70%	8.56%
Non-Performing Assets As A Percentage Of
Total Assets Including OREO	4.39%	4.74%
Allowance For Loan Losses As A Percentage Of
Period End Loans	2.14%	2.16%
Ratio Of Net Charge-Offs Annualized During The Period To
Average Loans Outstanding During The Period	0.76%	1.84%

*When computing capital ratios, the net of unrealized holding gains (losses) on securities available for sale and the unfunded liability for pension and other postretirement benefits, all computed net of tax, are added back to these shareholders’ equity figures.